Exhibit 99.1

DRAFT

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces Third Quarter 2010 Results

Denver, Colorado – (Business Wire) – October 21, 2010 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2010.

Highlights for the third quarter of 2010 as compared to the third quarter of 2009 include:

•	Revenue increased 23.0% to $476.9 million

•	Comparable restaurant sales increased 11.4%

•	Restaurant level operating margin was 27.7%, an increase of 220 basis points

•	Net income was $48.2 million, an increase of 39.9%

•	Diluted earnings per share was $1.52, an increase of 40.7%

Highlights for the nine months ended September 30, 2010 as compared to the prior year include:

•	Revenue increased 19.7% to $1.35 billion

•	Comparable restaurant sales increased 8.3%

•	Restaurant level operating margin was 26.9%, an increase of 180 basis points

•	Net income was $132.5 million, an increase of 39.1%

•	Diluted earnings per share was $4.18, an increase of 41.2%

“We’re delighted that our continuing efforts to serve the very best food made from high quality ingredients raised with respect for the animals, the environment, and the farmers are resonating with our customers, allowing us to deliver double digit comps during the quarter. Our focus on strengthening our food culture, our people culture and our business model is resulting in even stronger customer loyalty and allowing us to deliver industry leading financial results,” said Founder, Chairman, and Co-CEO Steve Ells.

Third quarter 2010 results

Revenue for the quarter was $476.9 million, up 23.0% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 11.4% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter.

During the quarter Chipotle opened 22 new restaurants, bringing the total restaurant count to 1,023.

Restaurant level operating margin was 27.7% in the quarter, an increase of 220 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth.

G&A costs were 7.0% of revenue, up 70 basis points from the prior year period. The increase as a percent of revenue was driven by the impact of holding the biennial All Managers’ Conference in the third quarter and higher stock based compensation expense, partially offset by the positive impact of comparable restaurant sales growth.

Net income for the third quarter of 2010 was $48.2 million, or $1.52 per diluted share, compared to $34.5 million, or $1.08 per diluted share, in the third quarter of 2009.

Results for the nine months ended September 30, 2010

Revenue for the first nine months of 2010 was $1.35 billion, up 19.7% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 8.3% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic during the first nine months of 2010.

Year to date, Chipotle has opened 67 restaurants, including one restaurant in London and one in Toronto, Canada.

Restaurant level operating margin was 26.9% for the first nine months of 2010, an increase of 180 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth, along with a decline in food costs.

G&A costs for the first nine months of 2010 were 6.6% of revenue, up 10 basis points from the prior year period. The increase as a percent of revenue was driven by higher stock based compensation expense and the biennial All Managers’ Conference, partially offset by the positive impact of comparable restaurant sales growth.

Net income for the first nine months of 2010 was $132.5 million, or $4.18 per diluted share, compared to $95.2 million, or $2.96 per diluted share, in the first nine months of 2009.

“Our strong people culture continues to drive our success in attracting loyal customers and delivering exceptional results. Our restaurant teams are ambitious, passionate, and dedicated to delivering the best dining experience possible, while developing talented future leaders from crew. Our Restaurateurs and restaurant managers who aspire to become Restaurateurs are committed to hiring and developing top performers to achieve high standards in our restaurants every day,” commented Monty Moran, Co-CEO.

Outlook

For 2010, management expects the following:

•	120-130 new restaurant openings

•	High single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.3%

For 2011, management expects the following:

•	135-145 new restaurant openings

•	Low single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.4%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss third quarter 2010 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-337-8198 or 1-719-325-2178 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The password is 2947394. The replay will be available until October 28, 2010. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 1,000 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases and effective tax rate in 2010 and 2011, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; changes in consumer preferences, general economic conditions or consumer discretionary spending; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks relating to our expansion into new markets; risks related to our development and implementation of a new marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2010		2009
Revenue	$476,874	100.0%	$387,581	100.0%

Restaurant operating costs:
Food, beverage and packaging	145,688	30.6	119,473	30.8
Labor	115,234	24.2	96,419	24.9
Occupancy	32,096	6.7	28,677	7.4
Other operating costs	51,977	10.9	44,118	11.4
General and administrative expenses	33,522	7.0	24,555	6.3
Depreciation and amortization	17,319	3.6	15,451	4.0
Pre-opening costs	1,943	0.4	2,535	0.7
Loss on disposal of assets	1,511	0.3	1,544	0.4

Total operating expenses	399,290	83.7	332,772	85.9

Income from operations	77,584	16.3	54,809	14.1

Interest and other income	395	0.1	132	0.0
Interest and other expense	(14)	0.0	(74)	0.0

Income before income taxes	77,965	16.3	54,867	14.2
Provision for income taxes	(29,737)	(6.2)	(20,403)	(5.3)

Net income	$48,228	10.1%	$34,464	8.9%

Earnings per share:
Basic	$1.55		$1.09

Diluted	$1.52		$1.08

Weighted average common shares outstanding:
Basic	31,031		31,625

Diluted	31,629		31,949

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2010		2009
Revenue	$1,353,401	100.0%	$1,130,873	100.0%

Restaurant operating costs:
Food, beverage and packaging	411,518	30.4	349,564	30.9
Labor	334,041	24.7	285,375	25.2
Occupancy	94,956	7.0	83,801	7.4
Other operating costs	148,623	11.0	128,626	11.4
General and administrative expenses	89,857	6.6	74,071	6.5
Depreciation and amortization	51,106	3.8	45,368	4.0
Pre-opening costs	5,169	0.4	5,996	0.5
Loss on disposal of assets	4,292	0.3	4,752	0.4

Total operating expenses	1,139,562	84.2	977,553	86.4

Income from operations	213,839	15.8	153,320	13.6

Interest and other income	1,097	0.1	623	0.1
Interest and other expense	(178)	0.0	(333)	0.0

Income before income taxes	214,758	15.9	153,610	13.6
Provision for income taxes	(82,222)	(6.1)	(58,361)	(5.2)

Net income	$132,536	9.8%	$95,249	8.4%

Earnings per share:
Basic	$4.24		$2.99

Diluted	$4.18		$2.96

Weighted average common shares outstanding:
Basic	31,278		31,827

Diluted	31,731		32,168

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$210,996	$219,566
Accounts receivable, net of allowance for doubtful accounts of $99 and $339 as of September 30, 2010 and December 31, 2009, respectively	4,446	4,763
Inventory	7,175	5,614
Current deferred tax asset	3,758	3,134
Prepaid expenses	18,933	14,377
Available-for-sale securities	90,000	50,000
Income tax receivable	10,091	—

Total current assets	345,399	297,454

Leasehold improvements, property and equipment, net	658,423	636,411
Other assets	6,610	5,701
Goodwill	21,939	21,939

Total assets	$1,032,371	$961,505

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$35,641	$25,230
Accrued payroll and benefits	39,085	41,404
Accrued liabilities	28,590	31,216
Current portion of deemed landlord financing	117	96
Income tax payable	—	4,207

Total current liabilities	103,433	102,153

Deferred rent	118,394	106,395
Deemed landlord financing	3,693	3,782
Deferred income tax liability	36,448	38,863
Other liabilities	9,374	6,851

Total liabilities	271,342	258,044

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 33,749 and 33,473 shares issued as of September 30, 2010 and December 31, 2009, respectively	338	335
Additional paid-in capital	575,554	539,880
Treasury stock, at cost, 2,810 and 1,990 shares at September 30, 2010 and December 31, 2009, respectively	(225,796)	(114,316)
Accumulated other comprehensive income	864	29
Retained earnings	410,069	277,533

Total shareholders’ equity	761,029	703,461

Total liabilities and shareholders’ equity	$1,032,371	$961,505

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2010	2009
Operating activities
Net income	$132,536	$95,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,106	45,368
Deferred income tax (benefit) provision	(3,039)	10,381
Loss on disposal of assets	4,292	4,752
Bad debt allowance	(228)	(245)
Stock-based compensation	17,846	11,479
Other	—	172
Changes in operating assets and liabilities:
Accounts receivable	545	755
Inventory	(1,560)	(1,069)
Prepaid expenses	(4,553)	(1,594)
Other assets	(903)	(637)
Accounts payable	4,883	3,230
Accrued liabilities	(4,948)	1,676
Income tax receivable/payable	(14,298)	(4,691)
Deferred rent	11,994	12,497
Other long-term liabilities	2,523	1,770

Net cash provided by operating activities	196,196	179,093

Investing activities
Purchases of leasehold improvements, property and equipment, net	(71,179)	(80,282)
Purchase of available-for-sale securities	(90,000)	—
Maturity of available-for-sale securities	50,000	99,990

Net cash provided by (used in) investing activities	(111,179)	19,708

Financing activities
Proceeds from option exercises	11,295	11,406
Excess tax benefit on stock-based compensation	5,887	10,257
Payments on deemed landlord financing	(68)	(61)
Acquisition of treasury stock	(111,480)	(70,001)

Net cash used in financing activities	(94,366)	(48,399)

Effect of exchange rate changes on cash and cash equivalents	779	—
Net change in cash and cash equivalents	(8,570)	150,402
Cash and cash equivalents at beginning of period	219,566	88,044

Cash and cash equivalents at end of period	$210,996	$238,446

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property and equipment accrued in accounts payable	$5,525	$5,435

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009
Number of restaurants opened	22	25	20	45	26
Restaurant relocations or closures	—	—	—	—	(1)
Number of restaurants at end of period	1,023	1,001	976	956	911
Average restaurant sales	$1,806	$1,763	$1,736	$1,728	$1,736
Comparable restaurant sales increases	11.4%	8.7%	4.3%	2.0%	2.7%